ADMINISTRATIVE SERVICES AGREEMENT

Between

AMERICAN FAMILY LIFE INSURANCE COMPANY

(referred to as the Company)

and

KANSAS CITY LIFE INSURANCE COMPANY

(referred to as the Administrator)

Table of Contents

ARTICLE I DEFINITIONS		1

1.01.	Definitions	1

ARTICLE II ADMINISTRATIVE SERVICES		3

2.01.	Appointment and Acceptance of Appointment	3
2.02.	Administrative Services	4
2.03.	Regulatory Matters	5
2.04.	Compensation	6
2.05.	Reserve Certification	6

ARTICLE III BOOKS AND RECORDS; BANK ACCOUNTS		6

3.01.	Transfer and Inspection of Records	6
3.02.	Maintenance of Books and Records	6
3.03.	Quarterly Accountings and Payments	7
3.04.	Bank Accounts and Lockboxes	7
3.05.	Use of Company Marks	8
3.06.	Disaster Recovery Plan	8

ARTICLE IV CAPACITY		9

4.01.	Capacity	9

ARTICLE V LEGAL PROCEEDINGS		9

5.01.	Responsibility of the Parties	9

ARTICLE VI DURATION		10

6.01.	Duration	10
6.02.	Termination	10
6.03.	Survival	11

ARTICLE VII INSURANCE		11

7.01.	Liability Insurance	11
7.02.	Fidelity Bond	11
7.03.	Qualifying Insurers	11

ARTICLE VIII ARBITRATION		12

8.01.	Arbitration	12

ARTICLE IX INDEMNIFICATION		12

9.01.	Administrator’s Obligation to Indemnify	12
9.02.	Company’s Obligation to Indemnify	12
9.03.	Certain Definitions and Procedures	12

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ARTICLE X MISCELLANEOUS		12

10.01.	Notices	12
10.02.	Entire Agreement; Severability	13
10.03.	Waivers and Amendments; Remedies	13
10.04.	Governing Law	14
10.05.	Venue and Jurisdiction	14
10.06.	Binding Effect; Assignment	14
10.07.	Interpretation	.14
10.08.	Relationship of the Parties	14
10.09.	No Control Over Administrator	15
10.10.	No Third Party Beneficiaries	15
10.11.	Headings	15
10.12.	No Prejudice	15
10.13.	Waiver of Punitive and Other Damages and Jury Trial	15
10.14.	Expenses	16
10.15.	Equitable Rights	16
10.16.	Counterparts	16
10.17.	Confidentiality	16

ii

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2013 (the “Effective Date”) by and between American Family Life Insurance Company, a Wisconsin-domiciled stock life insurance company (the “Company”) and Kansas City Life Insurance Company, a Missouri-domiciled stock life insurance company (the “Administrator”).

WHEREAS, the Company and the Administrator have entered into a Purchase Agreement, dated as of March 29, 2013 (the “Purchase Agreement”), pursuant to which the Company has agreed to sell and the Administrator has agreed to purchase certain assets and assume certain liabilities related to the variable universal life insurance and annuity business of the Company;

WHEREAS, also pursuant to the Purchase Agreement, the parties hereto entered into a reinsurance agreement (the “Reinsurance Agreement”), dated as of the date hereof, pursuant to which Administrator agreed to reinsure all Reinsured Liabilities with respect to the Variable Contracts; and

WHEREAS, the parties hereto have agreed, on the terms and condition set forth herein, that the Administrator will perform the administrative services on behalf of the Company with respect to the Variable Contracts and the related business starting on the Transition Date (as defined herein).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Administrator hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01.    Definitions.   Any capitalized term used but not defined herein shall have the meaning set forth in the Purchase Agreement. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Administered Business” means collectively the variable universal life and annuity business of the Company associated with the Variable Contracts.

“Administrative Services” has the meaning set forth in Section 2.01(a) of this Agreement.

“Administrator” has the meaning set forth in the preamble.

“Administrator Indemnified Parties” has the meaning set forth in Section 9.02 of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Books and Records” has the same meaning as in the Purchase Agreement, but, under this Agreement, only as applicable to the Administered Business.

“Company Indemnified Parties” has the meaning set forth in Section 9.01 of this Agreement.

“Company Marks” has the meaning set forth in Section 3.05(b) of this Agreement.

“Effective Date” has the meaning set forth in the preamble.

“GAAP” means generally accepted accounting principles in the United States.

“Legal Proceedings” has the meaning set forth in Section 5.01 of this Agreement.

“Policyholder” means each Person to whom a Variable Contract was issued by the Company or an Affiliate of the Company.

“Premiums” means premiums, considerations, deposits and similar receipts with respect to the Administered Business.

“Principal Underwriting Agreement” has the meaning set forth in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the preamble.

“Quarterly Accounting” means a quarterly accounting with respect to the Administered Business hereto prepared in accordance with each of Wisconsin SAP and GAAP, consistently applied, in each case in the form of Exhibit A and delivered by the Administrator to the Company in accordance with the provisions of Section 3.03 of this Agreement.

“Recapture Event” has the meaning set forth in the Reinsurance Agreement.

“Reinsurance Agreement” has the meaning set forth in the preamble.

“Reinsured Liabilities” means liabilities reinsured pursuant to the Reinsurance Agreements.

“Reserves” has the meaning set forth in the Reinsurance Agreement.

“Transition Date” means the date on which the parties’ obligations under the Transition Services Agreement end and services are assumed by the Administrator or its Affiliates hereunder.

“Transition Services Agreement” means the Transaction Services Agreement between the Company and the Administrator dated as of the date hereof under which the Company will continue to service the Variable Contracts after the Effective Date and prior to the Transition Date.

“Variable Contracts” has the meaning set forth in the Reinsurance Agreement.

“Wisconsin SAP” has the meaning set forth in the Purchase Agreement.

ARTICLE II

ADMINISTRATIVE SERVICES

2.01.    Appointment and Acceptance of Appointment.

(a)       Except as expressly provided herein or unless specifically required by Applicable Law, the Company hereby appoints the Administrator, on and after the Transition Date for the period specified in Article VI hereof, to provide all services required to administer the Administered Business, including, without limitation, the administrative services specified in Section 2.02 (collectively, the “Administrative Services”), and the Administrator hereby accepts as exclusive agent for the Company (and, as respects Administrator’s handling of funds on behalf of the Company, acting in a fiduciary capacity for the Company) such appointment and shall perform such Administrative Services.

(b)       The parties shall cooperate fully in the transfer of responsibility for the performance of the Administrative Services from the Company, which was providing such services prior to the Effective Date, to the Administrator. All costs and expenses relating to such transfer shall be borne by the Administrator. The Administrator shall send to all Policyholders a written notice, provided by the Administrator and reasonably acceptable to the Company, advising that the Administrator has been appointed by the Company to provide the Administrative Services. The Administrator shall send such notice, by first class U.S. mail, at its own expense, promptly after receipt thereof but in no event more than thirty (30) calendar days after the Transition Date.

(c)       Administrator or an Affiliate may issue in its own name variable or fixed policies or annuities for which Administrator, in its sole discretion, intends to use to service the Variable Contract holders who seek to modify or replace existing coverage. Administrator and the Company acknowledge that the intent of this Section 2.01(c) is to facilitate the transition of the writing of newly issued insurance policies and annuities to its own or an Affiliate’s approved policy forms and rates after the date hereof.

(d)       Subject to the provisions of Section 2.02(i) of this Agreement regarding the handling of claims involving Retained Liabilities and consistent with the terms, limitations and restrictions of this Agreement, the Company does hereby appoint and name Administrator, acting through its authorized officers and employees, (i) to do any and all lawful acts that the Company might have done with respect to the Variable Contracts, and (ii) to proceed by all lawful means (A) to perform any and all of the Company’s obligations under the Variable Contracts, (B) to enforce any right and defend against any liability arising under the Variable Contracts on or after the Transition Date, (C) to sue or defend (in the name of the Company) any action arising under the Variable Contracts, (D) to collect any and all sums due or payable to the Company under the Variable Contracts and to quit and release for same, (E) to collect any and all Premiums due or payable under the Variable Contracts, (F) to sign (in the Company’s name) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, and G) to do everything lawful in connection with the satisfaction of Administrator’s obligations and the exercise of its rights under this Agreement.

2.02.    Administrative Services. The Administrator or an Affiliate of Administrator shall perform all Administrative Services on and after the Transition Date and is hereby authorized and licensed to do so on behalf of the Company. The Administrator and its Affiliates shall perform the Administrative Services in a professional and timely manner and in conformance with applicable industry standards, the terms and conditions of the Administered Business and in conformance with Applicable Law. The Administrator acknowledges that the performance of the Administrative Services including, but not limited to, all reporting obligations to the Company required by this Agreement, in a professional and timely manner is of critical importance to the Company. Unless specifically provided for in this Agreement, the Company shall not be obligated to provide any services relating to the Administered Business.

The Administrative Services include, without limitation, the following:

(a)       collecting Premiums and other amounts due with respect to the Administered Business;

(b)       adjudicating, paying and administering claims under Variable Contracts (including, without limitation, any disputes or litigation with respect thereto) in accordance with Applicable Law, the terms of the Variable Contracts, this Agreement and industry standards; provided that the Company shall cooperate with the Administrator by making available any information necessary to respond to any such claim, dispute or litigation on a timely basis;

(c)       providing to the Company all information with respect to the Administered Business required in order for the Company to timely make any required Tax filing;

(d)       preparing all accounting and actuarial information (including GAAP information) related to the Administered Business that is necessary for the Company to timely meet accounting or Tax requirements, including but not limited to preparation of quarterly and annual financial statement data necessary for inclusion in the Company’s statutory and GAAP financial statements and delivery of such data in a form usable by the Company as more specifically set forth on Schedule A;

(e)       subject to the terms and conditions of Section 5.01 hereof, providing information, summaries and reports and reasonable access to personnel with respect to, and reasonable cooperation with respect to, the Company’s efforts to reply to all regulatory compliance matters to the extent such matters relate to the Administered Business so that the Company may satisfy all current and future reporting, prior approval, rate and form filings, prospectus filings and any other requirements imposed by any insurance or securities regulator with respect to the Variable Contracts;

(f)       maintaining, with respect to the Administered Business, an adequate control environment related to cash, claims, Premiums and information technology. An adequate control environment includes but is not limited to management reviews, timely reconciliations, appropriate authorizations and approvals, appropriate segregation of duties, proper system access and data security, change management, safeguarding of assets, and end user computing controls around spreadsheets and databases. If the Administrator is notified of any deficiency(ies) in its internal controls relating to the Administered Business that must be reported by the

Administrator to any Governmental Authority, the Administrator shall promptly report such deficiency(ies) to the Company but in any event within thirty (30) days and take commercially reasonable efforts to remediate such deficiency(ies) consistent with the recommendation of the Administrator’s outside auditor and audit committee;

(g)       providing a schedule to the Company by May 1 of each year of its calculation of the net consideration under the Reinsurance Agreement for the preceding taxable year, in order to satisfy the Company’s obligations under the “DAC Tax” provisions of the Reinsurance Agreement;

(h)       maintaining a complaint log with respect to the Variable Contracts in accordance with Applicable Law, such log to be updated monthly;

(i)        promptly notifying the Company of claims made under the Variable Contracts that involve Retained Liabilities; provided that the parties shall mutually agree on an appropriate response to any claims under the Variable Contracts that involve both Retained Liabilities and Reinsured Liabilities and hereby agree to cooperate and coordinate in resolving any and all such claims; provided further that, without the Company’s prior written consent, Administrator shall not pay any portion of or settle any claim involving Retained Liabilities or admit liability on the part of the Company with respect to such claim;

(j)       assuming all responsibility (i) for underwriting (including but not limited to medical underwriting) necessary or appropriate with respect to the Variable Contracts, (ii) for underwriting (including but not limited to medical underwriting) necessary for a Policyholder’s election of different or increased coverage; and (iii) for processing of all underwriting-related transactions based on the underwriting manuals in use during the normal course of business by the Administrator;

(k)       responding to requests and inquiries from state insurance departments, state securities departments, the Financial Regulatory Authority (FINRA), the Securities and Exchange Commission (SEC) and other regulators with respect to the Variable Contracts after consultation with, and consent from, the Company (such consent not to be unreasonably withheld or delayed) and in accordance with Section 5.01;

(l)       performing all of its duties and obligations under the Principal Underwriting Agreement; and

(m)      responding in a timely manner to any information requests from the Company and providing the Company with full access to the books, records and personnel supporting this Agreement in accordance with Section 3.02 hereof. Administrator shall also respond in a timely manner to any information requests from the Company’s personnel related to periodic reinsurance audits and shall provide Company’s personnel with full access to the books, records and personnel supporting this Agreement, in accordance with Section 3.01 hereof.

2.03.    Regulatory Matters. If the Company or the Administrator receives notice of, or otherwise becomes aware of any audit, inquiry, investigation, examination, audit or proceeding by a Governmental Authority relating to the Administered Business, the Company or the

Administrator, as applicable, shall promptly notify the other party thereof in writing, whereupon the parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the parties’ respective interests in the matter at issue. Notwithstanding the immediately preceding sentence, neither the Administrator nor the Company shall be relieved or discharged from any liability or obligation which it has incurred or assumed in connection with such matter under the terms of this Agreement or any of the Purchase Agreement or the Reinsurance Agreement.

2.04.    Compensation. The Administrator agrees to perform the Administrative Services after the Transition Date with respect to the Administered Business at its own expense and without any rights of reimbursement from the Company, in consideration of the Company having entered into the Purchase Agreement and the Reinsurance Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged.

2.05.    Reserve Certification. The Administrator shall provide the Company annually no later than January 31st of each year a certification of its appointed actuary certifying that the Reserves of the Company with respect to the Administered Business are calculated in accordance with the applicable provisions of Section 2.05 of the Reinsurance Agreement.

ARTICLE III

BOOKS AND RECORDS; BANK ACCOUNTS

3.01.    Transfer and Inspection of Records. Upon reasonable advance written notice, each party, by its duly appointed representatives, shall have the right at any reasonable time, prior to or after the termination of this Agreement, to examine and copy all records in the possession of the other party relating to the Administered Business. Such examination and copying shall occur at the non-examining party’s place of business during normal business hours, without unreasonably disrupting the business of the non-examining party, and be conducted at the examining party’s sole expense. During the term of this Agreement and for a reasonable period of time thereafter, Company and Administrator shall cause their employees and agents to be reasonably available to representatives of the other party and at the cost of the other party to respond to inquiries, to provide deposition and other testimony in litigation, arbitration and other disputes, proceedings or investigations involving Governmental Authorities, and otherwise provide reasonable assistance in matters related to the Administered Business.

3.02.    Maintenance of Books and Records.

(a)       The Administrator shall maintain (including, without limitation, backing up its computer files, and maintaining facilities and procedures for safekeeping and retaining documents) books and records of all transactions pertaining to the Administered Business (i) in accordance with prudent standards of insurance record-keeping, the terms and conditions of the Administered Business and in compliance with Applicable Law; and (ii) in a manner no less prudent than the manner in which such books and records are maintained by the Administrator in its other business.

(b)       Upon any termination of this Agreement, the Books and Records and all other books and records maintained at such time in accordance herewith by the Administrator pertaining to the Administered Business shall be delivered promptly to the Company or such other Person or entity as the Company shall designate in writing; provided, however, that the Administrator may keep copies of such books and records for archival or regulatory purpose.

3.03.    Quarterly Accountings and Payments.

(a)       Beginning with and after the first calendar quarter following the calendar quarter during which the Transition Date falls, the Administrator shall provide the Company with a Quarterly Accounting as of the end of each calendar quarter, no later than fifteen (15) Business Days after the end of such quarter; provided, however, that the Administrator shall deliver the final Quarterly Accounting no later than fifteen (15) calendar days after the date on which this Agreement terminates in accordance with Article VI hereof; provided, further, that in the event that subsequent data or calculations require revision of the final Quarterly Accounting, the required revision and any appropriate payments shall be made in cash by the parties five (5) Business Days after they mutually agree as to the appropriate revision. The Administrator shall provide such Quarterly Accounting in a format that is mutually acceptable to the Company and the Administrator.

(b)       If a Quarterly Accounting reflects a balance due to Company from the Administrator, the amount(s) shown as due shall be paid by the Administrator, within five (5) Business Days of the delivery of the Quarterly Accounting. If (i) a Quarterly Accounting reflects a balance due to the Administrator from the Company, and (ii) the Company does not object to the Quarterly Accounting within five (5) Business Days of its delivery, the amount(s) shown as due shall be paid by the Company to the Administrator within seven (7) Business Days after the date on which the Quarterly Accounting was delivered. Amounts due between the Company and the Administrator pursuant to this Agreement shall be paid on a net basis.

3.04.     Bank Accounts and Lockboxes.

(a)       During the term of this Agreement, and subject to Sections 3.04(b) and 3.04(c), the Administrator shall ensure that all amounts collected from Policyholders with respect to the Administered Business are deposited in bank accounts and lockboxes owned by the Company and not in any accounts or lockboxes owned by the Administrator.

(b)       Provided that a Recapture Event shall not have occurred and be continuing, the Company shall give the Administrator non-exclusive authority over the bank accounts and lockboxes of the Company used in the operation of the Administered Business. Upon the occurrence of any Recapture Event, the Company shall be entitled to revoke such authority; provided, however, that, if the Administrator’s non-exclusive authority is so revoked, then the Administrator shall no longer have any obligations hereunder with respect to (i) transfers of cash and other assets as described in this Section 3.04 or (ii) the payment of any other disbursements to be made by the Company with respect to the Administered Business. The Administrator shall, on each Business Day, transfer (i) amounts deposited in such bank accounts and lock boxes of the Company that are attributable to the Administered Business to Administrator’s bank accounts and lockboxes, and (ii) amounts deposited in such bank accounts and lock boxes of the Company that are not attributable to the Administered Business to other bank accounts and lock boxes of the Company designated by the Company. For the avoidance of doubt, the Administrator shall not be responsible for any funds withdrawn by the Company from any bank account and lockbox owned by Company. In the event the Company inappropriately withdraws and fails to pay over any such funds withdrawn from any bank account or lockbox owned by the Company, the Administrator shall be entitled to offset the amount thereof against any amounts due the Company through the Quarterly Accounting.

(c)       The Administrator shall be permitted to utilize the Company’s names on check stock in making disbursements in accordance with this Agreement.

3.05.    Use of Company Marks.

(a)       The Company hereby grants Administrator a limited, non-exclusive, royalty-free license, during the term that Administrator is performing any of the Administrative Services hereunder, with no right to sublicense or assign without the Company’s express written consent, for Administrator to display and use the Company’s name, trademarks and service marks as may be necessary or appropriate for Administrator to perform the Administrative Services.

(b)       Other than as set forth under in subsection (a), Administrator will not use the trade names, trademarks, service marks, trade dress, logos or slogans of the Company or any of its Affiliates (the “Company Marks”) except (i) with the prior written permission (such permission not to be unreasonably withheld or delayed) of the Company or its applicable Affiliate and (ii)(A) as necessary to provide the Administrative Services set forth on Schedule A, or (B) for any other purpose agreed to by the parties from time to time.

(c)       Administrator acknowledges that it is of great importance to the Company that the goodwill and reputation in the Company Marks be maintained. Administrator covenants that the nature and quality of products and services provided by Administrator under the Company Marks will be in accordance with the guidelines set forth in the Company’s Brand Guidelines 101 (except that Administrator may publish the Company Marks in black and white) or successor guidelines, as modified from time to time, which guidelines shall be provided to Administrator from time to time. For the avoidance of doubt, all the products and services provided under the Company Marks in connection with the Administrative Services set forth in Schedule A immediately prior to and at the Transition Date are deemed to meet the Company’s or its applicable Affiliate’s respective quality control standards in place as of the Transition Date.

(d)       From time to time, on reasonable prior written notice to Administrator and during Administrator’s normal business hours, Administrator agrees to permit the Company or its duly authorized representative to inspect samples of materials bearing the Company Marks or to review standards and procedures governing provision of services under the Company Marks to the extent reasonably necessary to ensure that Administrator’s use of the Company Marks is in compliance with the Company’s respective quality standards or the terms of this Section.

3.06.    Disaster Recovery Plan. The Administrator shall at all times maintain security and disaster recovery procedures to protect data used by the Administrator to perform the Administrative Services as well as the Administrator’s networks and systems utilized in connection with the services provided hereunder, all in accordance with commercially reasonable practices.

ARTICLE IV

CAPACITY

4.01.    Capacity.  (a) The Administrator shall at all times maintain all necessary licenses, authorizations, permits and qualifications from Governmental Authorities under Applicable Law that the Administrator is required to maintain in order to perform the Administrative Services in the manner required by this Agreement.

(b)       The Administrator has and shall maintain at its expense adequate business premises, adequately qualified and experienced personnel and adequate equipment, including but not limited to data processing hardware and software, to perform the Administrative Services in a timely manner and in accordance with this Agreement.

ARTICLE V

LEGAL PROCEEDINGS

5.01.    Responsibility of the Parties. On and after the Transition Date, Administrator shall promptly notify the Company of any lawsuit, arbitration or other dispute resolution proceedings related to the Variable Contracts (a “Legal Proceeding”), and in no event more than five (5) Business Days after receipt of notice thereof. With respect to any Legal Proceeding, subject to the conditions of this subsection, if Administrator has failed to defend the Legal Proceedings with reasonable diligence and competence, or if the Company in good faith believes that the defense or prosecution by Administrator will cause the Company to be subject to regulatory action, or other adverse material consequences, or if the Legal Proceeding relates to any Retained Liability, the Company shall have the right, upon written notice to Administrator, to assume the entire responsibility with respect to the defense or prosecution thereof, including but not limited to the selection and/or substitution of counsel, the direction of counsel with respect to such Legal Proceedings, and the acceptance of a compromise or rejection of compromise and completion of the Legal Proceedings. If the Company so assumes the defense or prosecution:

(i) the Company shall be responsible for all of its legal and other litigation expenses (but not any indemnity payment, except as otherwise provided in this Section 5.01) related to any particular Legal Proceeding; provided, however, that Administrator shall be responsible for legal and other litigation expenses of the Company of any particular Legal Proceeding if it is determined in arbitration under Article VIII that Administrator failed to defend such Legal Proceeding with reasonable diligence and competence;

(ii) Administrator shall have the right to participate in such Legal Proceedings at its own expense using its counsel of its own selection;

(iii) Administrator and the Company shall have the obligation to cooperate in such defense or prosecution; and

(iv) if the Company desires to settle a Legal Proceeding, the Company shall give prior written notice of the terms of the proposed settlement to Administrator, and if the Company and Administrator fail to agree on such terms, either the Company or Administrator may submit the terms to arbitration under Article VIII.

Unless the Company assumes responsibility with respect to the defense or prosecution of a Legal Proceeding in the limited circumstances discussed above in this Section 5.01, (A) Administrator shall assume the entire responsibility therefor at its sole expense, including, but not limited to, the selection and/or substitution of counsel with respect to such proceeding and the direction of counsel with respect to such proceeding, provided that, if Administrator desires to settle a Legal Proceeding, Administrator shall give prior written notice of the terms of the proposed settlement to the Company, and if the Company and Administrator fail to agree on such terms, either the Company or Administrator may submit the terms to arbitration under Article VIII, and (B) the Company shall have the right to participate in such Legal Proceeding at its own expense using counsel of its own selection and Administrator and the Company shall have the obligation to cooperate in such defense or prosecution.

ARTICLE VI

DURATION

6.01.    Duration.  This Agreement shall commence on the Effective Date and shall continue until it is terminated under Section 6.02.

6.02.    Termination.

(a)       Subject to the provisions regarding survivability set forth in Section 6.03 hereof, this Agreement shall terminate:

(i)

at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination, and consistent with Section 6.02(b) hereof, shall set forth in reasonable detail the procedures for transferring the Administrative Services to the Company or the Company’s designee;

(ii)	automatically upon the termination of the Reinsurance Agreement in accordance with the terms thereof; or

(iii)	at the option of the Company, upon written notice to the Administrator, on the occurrence of any of the following events:

(A)

Administrator becomes subject to dissolution, liquidation, conservation, rehabilitation, bankruptcy, statutory reorganization, receivership, compulsory composition, or similar proceedings in any jurisdiction, or if creditors of Administrator take over its management, or if Administrator otherwise enters into any arrangement with creditors, or makes an assignment for the benefit of creditors, or if any significant part of Administrator’s undertakings or property is impounded or confiscated by action of any Governmental Authority;

(B)

there is a material breach by the Administrator of any term or condition of this Agreement that is not cured by the Administrator within thirty (30) days of receipt of written notice from the Company of such breach or act; or

(C)	the Transition Date has not occurred on or by April 1, 2014.

(b)       Following any termination of this Agreement (other than a termination resulting from the termination of all liabilities of the Company under all Variable Contracts in accordance with their respective terms), the Administrator shall cooperate fully with the Company in effecting the prompt transfer of the Administrative Services and transfer of all books and records maintained by the Administrator pursuant to Section 3.02 hereof or other applicable provisions of the Purchase Agreement or other Ancillary Agreements (or, where appropriate, copies thereof) to the Company or the Company’s designee, so that the Company or its designee will be able to perform the services required under this Agreement without interruption following any such termination. In addition, following any such termination, the Administrator will cooperate with the Company in connection with any regulatory or tax audits relating to any period during which the Administrator was providing services hereunder.

6.03.    Survival.  The provisions of Sections 3.02, 3.03, 6.02(b), 6.02(c), Article VIII, Article IX, Sections 10.01, 10.08, 10.10, 10.12, 10.13, 10.14 and 10.15 shall survive the termination of this Agreement.

ARTICLE VII

INSURANCE

7.01.    Liability Insurance.  The Administrator shall maintain liability coverages with limits and retention amounts in commercially prudent amounts consistent with industry standards, to cover any loss arising as a result of any real or alleged negligence, errors or omissions on the part of the Administrator’s officers, agents or employees in any aspect of the performance of services under this Agreement.

7.02.    Fidelity Bond.  The Administrator shall maintain fidelity bond coverage in a bond amount and a retention amount that are commercially prudent and consistent with industry standards to cover any loss due to the fraudulent or dishonest acts of the Administrator’s employees or agents in any respect of the performance of services under this Agreement.

7.03.    Qualifying Insurers.  The Administrator shall obtain the coverages specified in Sections 7.01 and 7.02 hereof from insurers having an A.M. Best Company rating of at least A-, a Standard & Poor’s Corporation insurer financial strength rating of at least BBB+ and/or a Moody’s Investors Services, Inc. claims-paying ability rating of at least Baa1. In the event that the ratings of an insurer which has issued one or more of the coverages specified in Sections 7.01 and 7.02 are downgraded so that such insurer would no longer qualify to issue such coverage under the provisions of the preceding sentence, the Administrator shall promptly obtain replacement coverage from another insurer that so qualifies.

ARTICLE VIII

ARBITRATION

8.01.    Arbitration.  Any disputes among the parties to this Agreement shall be subject to resolution in accordance with Article IX of the Reinsurance Agreement.

ARTICLE IX

INDEMNIFICATION

9.01.    Administrator’s Obligation to Indemnify.  The Administrator shall, indemnify, defend and hold harmless Company and its directors, officers, employees, representatives, Affiliates, successors and permitted assigns (the “Company Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Company Indemnified Party arising out of or resulting from (a) any breach or nonfulfillment by the Administrator of, or any failure by the Administrator to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement, including without limitation any failure of Administrator to assume responsibility for any of the Administrative Services in a timely manner in accordance with this Agreement except to the extent that such breach, nonfulfillment or failure is caused by the actions of any Company Indemnified Party and (b) any successful enforcement of this indemnity.

9.02.    Company’s Obligation to Indemnify.  The Company shall indemnify and hold harmless Administrator and its directors, officers, employees, representatives, Affiliates, successors and permitted assigns (the “Administrator Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Administrator Indemnified Party arising out of or resulting from: (i) any breach or nonfulfillment by the Company of, or any failure by the Company to perform, any of the covenants, terms or conditions of, or any of its duties or obligations under, this Agreement except to the extent that such breach, nonfulfillment or failure is caused by the actions of any Administrator Indemnified Party; or (ii) any successful enforcement of this indemnity.

9.03.    Certain Definitions and Procedures.  In the event the Company or Administrator shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Section 10.02, Section 10.03 and Section 10.04 of the Purchase Agreement. To the extent that a Company Indemnified Party or an Administrator Indemnified Party has received payment in respect of a Loss pursuant to the provisions of the Purchase Agreement or any Ancillary Agreement, such Company Indemnified Party or Administrator Indemnified Party shall not be entitled to indemnification for such Loss under this Agreement to the extent of such payment.

ARTICLE X

MISCELLANEOUS

10.01.    Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), by facsimile, sent by certified or registered mail, postage prepaid and return receipt requested, or by express mail or other nationally recognized overnight or same-day delivery service. Any such notice shall be deemed given when so delivered personally or by such delivery service, facsimile or, if mailed, three (3) days after the date of deposit in the United States mails, as follows:

To the Company:	American Family Life Insurance Company
6000 American Parkway
Madison, WI 53783
Attention: David C. Holman, Chief Legal Officer

With a copy (which shall not constitute notice) to:	Sutherland Asbill & Brennan LLP
999 Peachtree Street, NE
Atlanta, GA 30309
Fax: (404) 853-8806
Attention: B. Scott Burton

To the Administrator:	Kansas City Life Insurance Company
3520 Broadway
Kansas City, MO 64111
Attention: A. Craig Mason Jr.

10.02.  Entire Agreement; Severability.

(a)       This Agreement (together with the Purchase Agreement, the other Ancillary Agreements and the other agreements contemplated hereby and thereby) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, except that the terms of the Confidentiality Agreement shall continue to bind the parties hereto in the event this Agreement is terminated.

(b)       If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Administrator under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

10.03.  Waivers and Amendments; Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement, the Purchase Agreement or the other Ancillary Agreements, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

10.04.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

10.05.  Venue and Jurisdiction.  Company and Administrator hereby irrevocably submit to the exclusive jurisdiction of any state or federal court of general and competent jurisdiction located within Wisconsin, with respect to any legal action or proceeding arising out of or connected with this Agreement, the Purchase Agreement or the other Ancillary Agreements.

10.06.  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder (including, but not limited to, any servicing obligation hereunder), may be assigned by any party (in whole or in part or by operation of law or otherwise) without the prior written consent of the other parties hereto. The Administrator may not subcontract the performance of the Administrator hereunder to any subcontractor that is not an Affiliate of the Administrator without the Company’s prior written approval, such approval not to be unreasonably withheld or delayed; provided however, that the Administrator (i) shall remain primarily responsible under this Agreement for any and all obligations with respect to such subcontracted administrative services as are undertaken by such subcontractor and (ii) shall be responsible for compliance by any such subcontractor with the terms and conditions of this Agreement and for any acts or omissions of such subcontractor. Without limiting the foregoing, Administrator shall notify the Company if it subcontracts the Administrative Services to an Affiliate.

10.07.  Interpretation.

(a)       Each party acknowledges and agrees that the other parties may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement, except to the extent this Agreement expressly provides another mechanism for the resolution of disputes.

(b)       For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

10.08.  Relationship of the Parties.  Administrator’s relationship with the Company shall be that of an independent contractor. It is not the intent of the parties to create, nor should this Agreement be construed to create, a partnership or employment relationship between the Company, its officers, employees, agents or representatives and Administrator, its officers, employees, agents or representatives.

10.09.  No Control Over Administrator.  Neither party shall exercise control over the other’s business hours, office location, rentals, staff, employees, agents or representatives, except as otherwise provided in this Agreement. Further, the Company shall exercise no control over Administrator’s performance of its duties under this Agreement, unless otherwise provided herein.

10.10.  No Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to give any Person (including, but not limited to, Policyholders, Producers and employees of Administrator) other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement, the Purchase Agreement or the other Ancillary Agreements or any provision contained herein or therein.

10.11. Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

10.12.  No Prejudice.  The parties agree that this Agreement, the Purchase Agreement and the other Ancillary Agreements have been jointly negotiated and drafted by the parties hereto and that the terms hereof and thereof shall not be construed in favor of or against any party on account of its participation in such negotiations and drafting.

10.13.  Waiver of Punitive and Other Damages and Jury Trial.

(a)       The parties to this agreement expressly waive and forego any right to recover punitive, exemplary, lost profits, consequential or similar damages in any arbitration, lawsuit, litigation, dispute resolution mechanism or other proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement, the Purchase Agreement or the other Ancillary Agreements or the transactions contemplated hereby or thereby except for punitive, exemplary, lost profits, consequential or similar damages paid or awarded to a third party in a Third Party Claim.

(b)       Each party acknowledges and agrees that a controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, the Purchase Agreement or any of the other Ancillary Agreements or the transactions contemplated hereby or thereby; provided, however, the foregoing shall in no way invalidate any agreement among the parties to arbitrate or pursue other dispute resolution procedure with respect to any controversy to the extent such agreement is set forth herein or in the Purchase Agreement.

(c)       Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of the foregoing waivers, (ii) it understands and has considered the implications of such waivers, (iii) it makes such waivers voluntarily and, (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.13.

10.14.  Expenses.  Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel, actuaries and other representatives.

10.15.  Equitable Rights.  The Administrator acknowledges and agrees that money damages would not be a sufficient remedy for any failure of the Administrator to provide the services required hereunder in compliance with the terms of this Agreement and that the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for such non-performance or such breach by the Administrator and that the Administrator shall not oppose the granting of such equitable relief, unless such non-performance or breach was caused primarily by the act or omission of the Company. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to the other remedies available to a party under this Agreement.

10.16.  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

10.17.  Confidentiality.  (a) The parties agree that, other than as contemplated by this Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement, the parties will keep confidential and will not use or disclose the other party’s Confidential Information and the terms and conditions of this Agreement, including, without limitation, the exhibits and schedules hereto, except as otherwise required by Applicable Law or any order or ruling of any state insurance regulatory authority or any other Governmental Authority.

(b)       The confidentiality obligations contained in this Agreement shall not apply to the federal Tax structure or federal Tax treatment of this Agreement and each party hereto may disclose to any and all persons, without limitation of any kind, the federal Tax structure and federal Tax treatment of this Agreement; provided, that such disclosure may not be made until the earliest of (i) the date of the public announcement of discussions relating to this Agreement, (ii) the date of the public announcement of this Agreement, or (iii) the date of the execution of this Agreement. The preceding sentence is intended to cause this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. Subject to the provision with respect to disclosure in the first sentence of this subsection (b), each party hereto acknowledges that it has no proprietary or exclusive rights to the federal Tax structure of this Agreement or any federal Tax matter or federal Tax idea related to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and effective as of the above stated date.

AMERICAN FAMILY LIFE INSURANCE COMPANY

By:	/s/ Daniel R. Schultz
Name: Daniel R. Schultz
Title: President; Chief Operating Officer

By:	/s/ Daniel J. Kelly
Name: Daniel J. Kelly
Title: Chief Financial Officer; Treasurer

KANSAS CITY LIFE INSURANCE COMPANY

By:	/s/ R. Philip Bixby
Name: R. Philip Bixby
Title: President, Chief Executive Officer and Chairman of the Board

Schedule A

American Family ASA - Schedule A

Sale of Variable Products to KC Life

Tracking Separate Account Responsibilities

Task	Frequency	Who Will Complete Post-Sale	AmFam Review	Date	Who Will File
Filings
N-SAR	Annual	KCL	Acctg	50 days after year end	KCL
24f-2	Annual	KCL	Acctg	75 days after year end	KCL
Annual Statement/N-30D	Annual	KCL	Acctg	55 days after year end	KCL
Semi-Annual Statement/N-30D	Annual	KCL	Acctg	55 days after period end	KCL
Edgar Passwords	As Needed	KCL?	NA	Variable	NA

Separate Account Financial Reporting & Audits
Separate Account Statements	AmFam performs Monthly. Quarterly possible?	KCL	Acctg	20 days after period end	NA
Green Book - pg 2, 3, 4 (Quarterly Schedules)	Quarterly	KCL	Acctg	20 days after period end	NA
Green Book - Full Statement	Annually	KCL	Acctg	30 days after period end	AmFam/KCL
GAAP/Financial Audit - Retention of Audit Firm	Annually - 2013 PWC - 2014 KPMG	KCL	NA	KCL will determine annually	NA
GAAP/Financial Audit - Audit/Prelim Work (PBCs, Walkthroughs, etc)	Minimum of Annually	KCL	NA	Ongoing throughout year	NA
SEC Audits	As Needed	KCL	Legal/Acctg/BD	Variable	NA
State Insurance Commissioner Audit Workpapers/Support	Every 5 Years	KCL	Acctg	Variable	NA

Separate Account Daily Processing/Reporting - Financial
Daily Reconciliation	Daily	KCL	Acctg	5 days after period end **	NA
Unit Value Calculation/Oversight	Daily	KCL	NA*	NA	NA
Fund Accounting	Daily	KCL	NA*	NA	NA
Daily Trades - Fund Companies	Daily	KCL	NA*	NA	NA
Daily Trades - Wires	Daily	KCL	NA*	NA	NA
Trade/UV Error Corrections & Reprocessing Transactions	As Needed	KCL	NA*	NA	NA

Separate Account Monthly Reporting - Financial
Monthly Reconciliation	Monthly	KCL	Acctg	5 days after period end	NA
Bank Reconciliations	Monthly	KCL	Acctg	15 days after period end	NA
Account Reconciliations	Monthly	KCL	Acctg	15 days after period end	NA
Trial Balances, Journals, Ledgers	Minimum of Monthly	KCL	Acctg	15 days after period end	NA
Reconcilation of Daily Cash Transfers from AmFam to KCL	Monthly	KCL	Acctg	20 days after period end	NA

Other
Proxies	As Needed	KCL	Legal Only	Variable	KCL
Separate Account Compliance Manual Updates	Annually	KCL	Legal Manages	Variable	NA
Books & Records Maintenance (Electronic and/or Paper)	Ongoing	KCL	NA*	Variable	NA
Information Returns (1099-R, 5498, 1099-INT)[1] Customer Services	Annual	KCL	Tax	Jan 20 (plus May for 5498’s)	KCL
Federal and state withholding payments[1] Customer Services	As Needed	KCL	N/A	By W/H due dates	KCL

Separate Accounts GAAP Audited Statements
GAAP Financial Statements - Audited	Annual	KCL	Acctg/Legal	100 days after year end (1)	NA

* No regular review necessary. Periodic review may occur as needed.

** Only need copy of reconciliation from last day of month. Interim days’ reconciliations not requested.

Note: The parties have agreed to make a good faith effort to provide the data noted

soon as possible to one another. The date noted above is the latest date when such information will be made available.

(1) The parties have agreed to continue good faith negotiations to determine if an earlier date is mutually acceptable.

American Family ASA - Schedule A

Sale of Variable Products to KC Life

Tracking Actuarial Responsibilities

Task	Frequency	Who Will Complete Post-Sale	AmFam Review	Date	Who Will File
Valuation
- Actuarial Opinion/Memorandum	Annual	KCL	Life Actuarial	Opinion - Feb 1, Memo - March 15	AmFam
- California filing	Annual	KCL	Life Actuarial	March 15	AmFam
- AG 43 filing	Annual	KCL	Life Actuarial	Certification - Feb. 15, Memo - Feb. 28	AmFam

Prospectus
- VA/VUL Reasonableness of fees	Annual	KCL	Life Actuarial	March 15th	KCL
- VUL Representative policyholder	Annual	KCL	Life Actuarial	March 15th	KCL
- VA Fee table examples	Annual	KCL	Life Actuarial	March 15th	KCL

Illustration Verification
Verify VUL illustration calculations	As needed	KCL	Life Actuarial	TBD if needed	N/A

Life Blue Book Financial Reporting & Audits
Page 7 - Analysis of increase in Reserves	Annually	KCL	Acctg	35 days after period end	AMFAM
Exhibit 5 - Life and Annuity Reserves	Annually	KCL	Acctg	35 days after period end	AMFAM
Exhibit of Life Insurance (Page 25)	Annually	KCL	Acctg	35 days after period end	AMFAM

Note: The parties have agreed to make a good faith effort to provide the data noted soon as possible to one another. The date noted above is the latest date when such information will be made available.

American Family ASA - Schedule A

Sale of Variable Products to KC Life

Tracking Legal Responsibilities

Task	Frequency	Who Will Complete Post-Sale	AmFam Review	Date	Who Will File

Post-Effective Amendments

Prospectus	Annually & As needed	KCL	AFLIC	at least 10 business days prior to date of anticipated filing.	KCL
SAI	Annual	KCL	AFLIC	at least 10 business days prior to date of anticipated filing.	KCL
Part C	Annual	AFLIC/KCL	AFLIC	at least 10 business days prior to date of anticipated filing.	KCL
Prospectus supplements	As needed	KCL	AFLIC	at least 10 business days prior to date of anticipated filing.	KCL
Requests for substitution or exemptive relief	As needed	KCL	AFLIC	at least 10 business days prior to date of anticipated filing.	KCL
Other SEC filings	As needed	KCL	AFLIC	at least 10 business days prior to date of anticipated filing.	KCL

Note: Currently State Compliance at KCL coordinates these activities

Note: The parties have agreed to make a good faith effort to provide the data noted soon as possible to one another. The date noted above is the latest date when such information will be made available.

American Family ASA - Schedule A

Sale of Variable Products to KC Life

Tracking Tax Responsibilities

Task	Frequency	Who Will Complete Post-Sale	AmFam Review	Date	Who Will File

Tax DAC reconciliation	Annual	KCL	Tax	1-May	N/A

Life Blue Book Financial Reporting & Audits
Guarantee Fund Exhibit	Annually	KCL	Acctg	60 days after period end	AMFAM

Note: The parties have agreed to make a good faith effort to provide the data noted soon as possible to one another. The date noted above is the latest date when such information will be made available.

American Family ASA - Schedule A

Sale of Variable Products to KC Life

Tracking Accounting Responsibilities

Task	Frequency	Who Will Complete Post-Sale	AmFam Review	Date	Who Will File

Life Blue Book Financial Reporting & Audits
Settlement Statement (Statutory and Cash)[1]	Quarterly	KCL	Acctg	20 days after period end	N/A
Schedule T (Premiums by State)	Quarterly	KCL	Acctg	20 days after period end	AMFAM
State Page Information (Page 24)	Annually	KCL	Acctg	30 days after period end	AMFAM
SRQ supplemental information	Annually	KCL	Acctg	60 days after period end	AMFAM
State Specific annual filing[4]	Annually	KCL	Acctg	50 days after period end	AMFAM
Federal and state withholding reconciliations[2]	Annual	KCL	N/A	N/A	KCL

GAAP Financial Reporting
GAAP Summary Statement[3]	Quarterly	KCL	Acctg	20 days after period end	NA

Life Daily Processing/Reporting - Financial
Bank reconciliation	Monthly	KCL	Acctg	15 days after period end	NA

1 This includes the information noted in Exhibit A referring to STAT-Cash Settlement and STAT info.

2 Joint Accounting and Customer Services

3 This includes the information noted in Exhibit A referring to GAAP VUL info and GAAP VA info.

4 If this is statutory filing then accounting will do, if not then it is a state compliance item

Note: The parties have agreed to make a good faith effort to provide the data noted soon as possible to one another. The date noted above is the latest date when such information will be made available.

Exhibit A

Quarterly Accounting

VUL and VA Statutory Cash Settlement and Summary

	VUL	VA	Total
Premiums & Annuity Coniderations
Inv-Interest Policy Loans-Life		0
Income & Fees Separate Accts
Asset Management Fees

Total Income

Benefits-Death Benefits Life Paid		0
Benefits-ADB		0
Benefits-Death Claims-Annuities	0
Benefits-Waiver Premium		0
Surrender Benefits
Interest on Deposit Type Funds
Net Transfer to/from Separate Account

Total Expenses

Settlement Amount before Admin Fee

Admin Fee

Net Cash Settlement

Increase (Decrease) in Statutory Reserve
Decrease (Increase) in Expense Allowance
Increase (Decrease) in VUL Death Benefits Unpaid

Statutory Net Operating Gain

Additional Statutory Information

Beginning VUL Death Benefits Unpaid
Change in VUL Death Benefits Unpaid

Ending VUL Death Beneefits Unpaid
Checkout

Beginning Reserve Balance
Incr in Reserves - Life		0
Incr in Reserves - Deferred Annuities	0

Ending Reserve Balance
Checkout

Beginning Expense Allowance Balance
Net Transfer Sep Acct Chg Exp Allow

Ending Expense Allowance Balance
Checkout

Beginning Policy Loans
Change in Policy Loans

Ending Policy Loans

VUL and VA Statutory Cash Settlement and Summary
	VUL	VA	Total
Premiums & Annuity Coniderations
Inv-Interest Policy Loans-Life
Income & Fees Separate Accts
Asset Management Fees

Total Income

Benefits-Death Benefits Life Paid
Benefits-ADB
Benefits-Death Claims-Annuities
Benefits-Waiver Premium
Surrender Benefits
Interest on Deposit Type Funds
Net Transfer to/from Separate Account

Total Expenses

Change in Policy Loans and Retained Asset Liab

Net Cash Settlement

Increase (Decrease) in Statutory Reserve
Decrease (Increase) in Expense Allowance
Increase (Decrease) in VUL Death Benefits Unpaid

Statutory Net Operating Gain

Additional Statutory Information

Beginning VUL Death Benefits Unpaid
Change in VUL Death Benefits Unpaid

Ending VUL Death Beneefits Unpaid

Beginning Reserve Balance
Incr in Reserves - Life
Incr in Reserves - Deferred Annuities

Ending Reserve Balance

Beginning Expense Allowance Balance
Net Transfer Sep Acct Chg Exp Allow

Ending Expense Allowance Balance

Beginning Policy Loans
Change in Policy Loans

Ending Policy Loans

Variable Universal Life

	Statutory	GAAP Adjustments	GAAP
Collected Premium (STAT)
Cost of Insurance Charges
Expense Charges
Surrender Charges
Reinsurance Premium
Front End Loads
Premium Income
Policy Loan Investment Income
Management Fees
Breakage
Other Revenues
Revenues

Incr in Reserves - Life
Net Transfer Sep Acct Chg Exp Allow
Increase in Reserves
Benefits-Death Benefits Life Paid
Benefits-Death Benefits Life Unpaid
Benefits-ADB
Benefits-Waiver Premium
Benefits
Transaction Fees - Variable Products
Benefits-Surrender Values
Benefits-Surrender Penalties-UL
Surrenders
Interest on Deposit Contracts
Net Transfers to Separate Acct
Gain (Loss) From Operations

Balance Sheet Data
Amt Ret-Retained Asset
Reserve Liability Life Stat Regular
Reserve Liability Life GAAP Regular
Reserve Liability Life - ADB Riders
Reserve Liability Life - WP Riders
Reserve Liability Life - GIB Riders
Reserve Liability Life - Disabled Lives
Reserve Liability VUL Fixed Fund
Reserve Liability Life - Excess
Reserve Liability Life MDBG
Expense Allowance Variable Products
Life Reserves & Deposit Cntrct

Variable Annuity

	Statutory	GAAP Adjustments	GAAP
Expense Charges
Surrender Charges
Premium Income
Inv-Variance/Separate Accounts
Admin / M&E Fees
Asset Management Fees - VA
Transfer out Variance/Separate Acct.
Management Fees
Breakage
Other Revenues
Revenues

Incr in Reserves - Annuities
Net Transfer Sep Acct Chg Exp Allow
Increase in Reserves
Other Benefits
Benefits
Transaction Fees - Variable Products
Benefits-Cash Surrenders-Annuities
Benefits-Surrender Penalty-Annuities
Surrenders
Interest on Deposit Contracts
Net Transfers to Separate Acct
Costs
Gain (Loss) From Operations

Balance Sheet Data
Amt Ret-Retained Asset
Reserve Liability Life GAAP Regular
Reserve Liability VA Fixed Fund
Expense Allowance Variable Products
Life Reserves & Deposit Cntrct